Exhibit 10.1

EXECUTION VERSION

OMNIBUS AMENDMENT NO. 7
(Ares Capital JB Funding LLC)

THIS OMNIBUS AMENDMENT NO. 7, dated as of December 31, 2019 (this “Amendment”), is entered into by and among Ares Capital JB Funding LLC, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), Ares Capital Corporation, as the servicer (together with its successors and assigns in such capacity, the “Servicer”) and as the transferor (together with its successors and assigns in such capacity, the “Transferor”), Sumitomo Mitsui Banking Corporation (“SMBC”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the lender (together with its successors and assigns in such capacity, the “Lender”) and as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and U.S. Bank National Association, as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as the Bank (together with its successors and assigns in such capacity, the “Bank”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan and Servicing Agreement (as defined below).

R E C I T A L S

WHEREAS, the above-named parties have entered into the Loan and Servicing Agreement dated as of January 20, 2012 (such agreement as amended on September 14, 2012 by Omnibus Amendment No. 1, as amended on December 20, 2013 by Omnibus Amendment No. 2, as amended on June 30, 2015 by Omnibus Amendment No. 3, as amended by Omnibus Amendment No. 4 on August 24, 2017, as amended by Omnibus Amendment No. 5 on September 12, 2018, as amended by Omnibus Amendment No. 6 on September 10, 2019, and as may be further amended, modified, supplemented or restated from time to time, the “Loan and Servicing Agreement”);

WHEREAS, pursuant to and in accordance with Section 11.01 of the Loan and Servicing Agreement, the parties hereto desire to amend the Loan and Servicing Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.                AMENDMENTS.

(a)       The Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Exhibit A hereto.

SECTION 2.                LOAN AND SERVICING AGREEMENT in Full Force and Effect as Amended.

Except as specifically amended hereby, all provisions of the Loan and Servicing Agreement are hereby ratified and shall remain in full force and effect. After this Amendment becomes effective, all references to the Loan and Servicing Agreement and corresponding references thereto or therein such as “hereof,” “herein,” or words of similar effect referring to the Loan and Servicing Agreement shall be deemed to mean the Loan and Servicing Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Loan and Servicing Agreement other than as expressly set forth herein, and shall not constitute a novation of the Loan and Servicing Agreement.

SECTION 3.                Representations.

Each of the Borrower, the Transferor and the Servicer, severally for itself only, represents and warrants as of the date of this Amendment as follows:

(i)                 it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii)              the execution, delivery and performance by it of this Amendment and the Loan and Servicing Agreement, as amended hereby, are within its powers, have been duly authorized, and do not contravene (A) its corporate charter/certificate of incorporation, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii)            no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the Loan and Servicing Agreement, as amended hereby, by or against it;

(iv)             this Amendment has been duly executed and delivered by it;

(v)               each of this Amendment and the Loan and Servicing Agreement, as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(vi)             no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and the execution of this Amendment by the parties hereto will not result in the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event.

SECTION 4.                Conditions to Effectiveness.

The effectiveness of this Amendment is conditioned upon: (i) payment of the outstanding fees and disbursements of the Lender; (ii) delivery and execution of a Joinder Supplement and Lender Fee Letter with respect to Citizens Bank, N.A. by to the parties thereto; and (iii) delivery of executed signature pages by all parties hereto to the Administrative Agent.

SECTION 5.                POST-CLOSING OBLIGATIONS

Within ten (10) Business Days after the date of this Amendment (or such later date to which the Administrative Agent may agree), the Borrower or Servicer shall deliver to the Administrative Agent opinions of the counsel for the Borrower, the Servicer and the Transferor, in form and substance reasonably satisfactory to the Administrative Agent, with respect to such matters as the Administrative Agent may reasonably request.

SECTION 6.                Miscellaneous.

(a)                This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any  document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(b)               The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)               This Amendment may not be amended or otherwise modified except as provided in the Loan and Servicing Agreement.

(d)               The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment or the Loan and Servicing Agreement.

(e)               Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)                This Amendment and the Loan and Servicing Agreement contain the final and complete integration of all prior expressions by the parties hereto only with respect to the matters expressly set forth herein and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. There are no unwritten oral agreements among the parties with respect to the matters set forth herein.

(g)               The provisions of Sections 11.08 and 11.09 of the Loan and Servicing Agreement are each incorporated by reference herein mutatis mutandis.

(h)               The Administrative Agent and the Lender hereby authorize, direct and consent to the execution of this Amendment by the Collateral Agent, the Collateral Custodian and the Bank.

(i)                 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ARES CAPITAL JB FUNDING LLC,
as the Borrower

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE SERVICER:	ARES CAPITAL CORPORATION,
as the Servicer

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE TRANSFEROR:	ARES CAPITAL CORPORATION,
as the Transferor

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE ADMINISTRATIVE AGENT:	SUMITOMO MITSUI BANKING CORPORATION, as the Administrative Agent

	By:	/s/ Yoshiyuki Natsuyama
Name: Yoshiyuki Natsuyama
Title: Managing Director

THE LENDER:	SUMITOMO MITSUI BANKING CORPORATION, as the Lender

	By:	/s/ Yoshiyuki Natsuyama
Name: Yoshiyuki Natsuyama
Title: Managing Director

THE COLLATERAL AGENT:	SUMITOMO MITSUI BANKING CORPORATION, not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Yoshiyuki Natsuyama
Name: Yoshiyuki Natsuyama
Title: Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian

	By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Assistant Vice President

THE BANK:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Bank

	By:	/s/ James H. Byrnes
Name: James H. Byrnes
Title: Vice President

Exhibit A

CHANGED PAGES TO THE LOAN AND SERVICING AGREEMENT

(See attached)

Exhibit A

EXECUTION VERSION

Conformed through Omnibus Amendment No. ~~6~~7

Up to U.S. $~~500,000,000~~1,000,000,000

LOAN AND SERVICING AGREEMENT

Dated as of January 20, 2012

By and Among

ARES CAPITAL JB FUNDING LLC,

as the Borrower

and

ARES CAPITAL CORPORATION,

as the Servicer and as the Transferor

and

SUMITOMO MITSUI BANKING CORPORATION,

as the Administrative Agent and as the Collateral Agent

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian and as the Bank

		Page

ARTICLE I.	DEFINITIONS	1
Section 1.01	Certain Defined Terms	1
Section 1.02	Other Terms	~~47~~46
Section 1.03	Computation of Time Periods	47
Section 1.04	Interpretation	47
ARTICLE II.	THE FACILITY	48
Section 2.01	Variable Funding Note and Advances	48
Section 2.02	Procedure for Advances	49
Section 2.03	Determination of Yield	~~52~~51
Section 2.04	Remittance Procedures	~~52~~51
Section 2.05	Instructions to the Bank	~~57~~56
Section 2.06	Borrowing Base Deficiency Payments	~~57~~56
Section 2.07	Substitution and Sale of Loan Assets; Affiliate Transactions	~~58~~57
Section 2.08	Payments and Computations, Etc	~~65~~64
Section 2.09	Fees	66
Section 2.10	Increased Costs; Capital Adequacy	66
Section 2.11	Taxes	~~68~~67
Section 2.12	Collateral Assignment of Agreements	70
Section 2.13	Grant of a Security Interest	~~71~~70
Section 2.14	Evidence of Debt	71
Section 2.15	Survival of Representations and Warranties	71
Section 2.16	Release of Loan Assets	~~72~~71
Section 2.17	Treatment of Amounts Received by the Borrower	72
Section 2.18	Prepayment; Termination	72
Section 2.19	Extension of Stated Maturity Date and Reinvestment Period	73
Section 2.20	Collections and Allocations	74
Section 2.21	Reinvestment of Principal Collections	75
Section 2.22	Sharing of Payments by Lenders	~~77~~76
Section ~~2.21~~2.23	Defaulting Lenders	77

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(continued)

Page

ARTICLE III.	CONDITIONS PRECEDENT	~~79~~78
Section 3.01	Conditions Precedent to Effectiveness	~~79~~78
Section 3.02	Conditions Precedent to All Advances	~~80~~79
Section 3.03	Advances Do Not Constitute a Waiver	82
Section 3.04	Conditions to Transfers of Loan Assets	82
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	~~84~~83
Section 4.01	Representations and Warranties of the Borrower	~~84~~83
Section 4.02	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio	~~93~~92
Section 4.03	Representations and Warranties of the Servicer	~~94~~93
Section 4.04	Representations and Warranties of the Collateral Agent	~~98~~97
Section 4.05	Representations and Warranties of the Lenders	~~99~~98
Section 4.06	Representations and Warranties of the Collateral Custodian	~~99~~98
ARTICLE V.	GENERAL COVENANTS	~~100~~99
Section 5.01	Affirmative Covenants of the Borrower	~~100~~99
Section 5.02	Negative Covenants of the Borrower	106
Section 5.03	Affirmative Covenants of the Servicer	110
Section 5.04	Negative Covenants of the Servicer	115
Section 5.05	Affirmative Covenants of the Collateral Agent	~~117~~116
Section 5.06	Negative Covenants of the Collateral Agent	~~117~~116
Section 5.07	Affirmative Covenants of the Collateral Custodian	~~117~~116
Section 5.08	Negative Covenants of the Collateral Custodian	~~118~~117
ARTICLE VI.	ADMINISTRATION AND SERVICING OF CONTRACTS	~~118~~117
Section 6.01	Appointment and Designation of the Servicer	~~118~~117
Section 6.02	Duties of the Servicer	~~120~~119
Section 6.03	Authorization of the Servicer	122
Section 6.04	Collection of Payments; Accounts	~~123~~122
Section 6.05	Realization Upon Loan Assets	~~125~~124
Section 6.06	Servicing Compensation	125
Section 6.07	Payment of Certain Expenses by Servicer	~~126~~125

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(continued)

Page

Section 6.08	Reports to the Administrative Agent; Account Statements; Servicing Information	~~126~~125
Section 6.09	Annual Statement as to Compliance	~~128~~127
Section 6.10	Annual Independent Public Accountant’s Servicing Reports	128
Section 6.11	The Servicer Not to Resign	~~129~~128
Section 6.12	Required Sale Date	~~129~~128
ARTICLE VII.	EVENTS OF DEFAULT	~~129~~128
Section 7.01	Events of Default	~~129~~128
Section 7.02	Additional Remedies of the Administrative Agent	132
ARTICLE VIII.	INDEMNIFICATION	~~136~~135
Section 8.01	Indemnities by the Borrower	~~136~~135
Section 8.02	Indemnities by Servicer	~~139~~138
Section 8.03	Legal Proceedings	~~141~~140
Section 8.04	After-Tax Basis	~~142~~141
ARTICLE IX.	THE ADMINISTRATIVE AGENT	~~142~~141
Section 9.01	The Administrative Agent	~~142~~141
ARTICLE X.	COLLATERAL AGENT	~~146~~145
Section 10.01	Designation of Collateral Agent	~~146~~145
Section 10.02	Duties of Collateral Agent	~~147~~146
Section 10.03	Merger or Consolidation	~~149~~148
Section 10.04	Collateral Agent Compensation	~~149~~148
Section 10.05	Collateral Agent Removal	~~149~~148
Section 10.06	Limitation on Liability	~~150~~148
Section 10.07	Collateral Agent Resignation	~~151~~150
ARTICLE XI.	MISCELLANEOUS	~~151~~150
Section 11.01	Amendments and Waivers	~~152~~150
Section 11.02	Notices, Etc	~~153~~152
Section 11.03	No Waiver; Remedies	156
Section 11.04	Binding Effect; Assignability; Multiple Lenders	156
Section 11.05	Term of This Agreement	157

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(continued)

Page

Section 11.06	GOVERNING LAW; JURY WAIVER	157
Section 11.07	USA PATRIOT Act	157
Section ~~11.07~~11.08	Costs, Expenses and Taxes	~~157~~158
Section ~~11.08~~11.09	No Proceedings	158
Section ~~11.09~~11.10	Recourse Against Certain Parties	159
Section ~~11.10~~11.11	Execution in Counterparts; Severability; Integration	~~159~~160
Section ~~11.11~~11.12	Consent to Jurisdiction; Service of Process	160
Section ~~11.12~~11.13	Characterization of Conveyances Pursuant to the Purchase and Sale Agreement
Section ~~11.13~~11.14	Confidentiality	~~161~~162
Section ~~11.14~~11.15	Non-Confidentiality of Tax Treatment	~~162~~163
Section ~~11.15~~11.16	Waiver of Set Off	163
Section ~~11.16~~11.17	Headings and Exhibits	~~164~~163
Section ~~11.17~~11.18	Breaches of Representations, Warranties and Covenants	164
Section ~~11.18~~11.19	Delivery of Termination Statements, Releases, etc	164
ARTICLE XII.	COLLATERAL CUSTODIAN	164
Section 12.01	Designation of Collateral Custodian	164
Section 12.02	Duties of Collateral Custodian	~~165~~164
Section 12.03	Merger or Consolidation	~~168~~167
Section 12.04	Collateral Custodian Compensation	168
Section 12.05	Collateral Custodian Removal	168
Section 12.06	Limitation on Liability	~~169~~168
Section 12.07	Collateral Custodian Resignation	~~171~~170
Section 12.08	Release of Documents	~~171~~170
Section 12.09	Return of Required Loan Documents	~~172~~171
Section 12.10	Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer	~~172~~171
Section 12.11	Custodian as Agent of Collateral Agent	172

-iv-

outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Annex A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Percentage” shall have the meaning assigned to that term in Section 11.04(b).

“Concentration Limits” means with respect to determining the Excess Concentration Amount as of any date of determination after giving effect to all additions and removals of Loan Assets on such date and for purposes of this definition calculated as if all Loan Assets are fully funded:

(a)    as of the related Cut-off Date, the sum of (i) the aggregate ~~Commitments, funded or unfunded, under the~~Unfunded Exposure Amount and Aggregate Adjusted Borrowing Value of Revolving Loan Assets and (ii) the aggregate ~~unfunded Commitments under the~~Unfunded Exposure Amount of Delayed Draw Loan Assets shall not exceed 15% of the ~~Maximum Facility Amount~~aggregate Adjusted Borrowing Value;

(b)    the maximum aggregate Adjusted Borrowing Value of all Eligible Loan Assets (exclusive of Accreted Interest) with respect to a single obligor may not exceed 6.0% of the Maximum Facility Amount, except that the maximum aggregate Adjusted Borrowing Value sum of the product of (A) the Outstanding Balance of all Eligible Loan Assets (exclusive of Accreted Interest), and (B) the Assigned Value of all Eligible Loan Assets ~~and (C) the Applicable Percentage~~ with respect to ~~a single obligor may not exceed 5.0~~up to two obligors may each be up to 7.0% of the Maximum Facility Amount, except that the maximum aggregate sum of the product of (A) the Outstanding Balance of all Eligible Loan Assets (exclusive of Accreted Interest), and (B) the Assigned Value of all Eligible Loan Assets ~~and (C) the Applicable Percentage~~ with respect to up to two obligors may each be up to ~~7.5~~8.0% of the Maximum Facility Amount;

(c)    the aggregate Adjusted Borrowing Value of obligors that are in a single industry category, may not exceed 15% of the aggregate Adjusted Borrowing Value, except that the aggregate Adjusted Borrowing Value of all Eligible Loan Assets of obligors (i) that are in a single Industry Category may be up to 25% of the aggregate Adjusted Borrowing Value and (ii) that are in a single additional Industry Category may be up to 20% of the aggregate Adjusted Borrowing Value;

(d)    the aggregate ~~sum of the product of (A) the Applicable Percentage and (B) the~~ Adjusted Borrowing Value of all Eligible Loan Assets consisting of each of the First Lien Last Out Loan Assets and Second Lien Loan Assets will not exceed, in the aggregate, ~~25~~20% of the Adjusted Borrowing ~~Base~~Value; provided that in no event shall Second Lien Loan Assets exceed ~~10% of the Borrowing Base.~~15% of the aggregate Adjusted Borrowing Value; provided, further, that Second Lien Loan Assets of at most 10% of aggregate Adjusted Borrowing Value may have EBITDA of less than $50,000,000 as of the related Cut-off Date.

Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) ~~SMBC~~any Lender shall have notified the Administrative Agent of a determination by ~~SMBC~~such Lender or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) ~~SMBC~~any Lender shall have notified the Administrative Agent of the inability, for any reason, of ~~SMBC~~such Lender or any of its respective assignees or participants to determine LIBOR ~~or One Day Advance LIBOR~~, (c) ~~SMBC~~any Lender shall have notified the Administrative Agent of a determination by ~~SMBC~~such Lender or any of its respective assignees or participants that the rate at which deposits of Dollars are being offered to ~~SMBC~~such Lender or any of its respective assignees or participants in the London interbank market does not accurately reflect the cost to ~~SMBC or any~~ such Lender or its assignee or ~~any such~~ participant of making, funding or maintaining any Advance or (d) ~~SMBC~~any Lender shall have notified the Administrative Agent of the inability of ~~SMBC~~such Lender or any of its respective assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).

“Excess Concentration Amount” means, as of any date of determination, the sum of the aggregate Adjusted Borrowing Values (without giving effect to clause (c) of the definition thereof) for all Excess Concentration Loan Assets.

“Excess Concentration Loan Asset” means, as of any date of determination, with respect to any Loan Asset included in the Collateral Portfolio, at any time in respect of which any one or more of the limitations contained in the definition of “Concentration Limits” herein are exceeded, the portion of such Loan Asset that causes such limitations to be exceeded, to be calculated without duplication after giving effect to any sales, purchases or substitutions of Loan Assets as of such date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Affiliate” means any portfolio company of the Servicer or the Transferor, as applicable, that is not consolidated on the financial statements of the Servicer or the Transferor, as applicable.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in any Controlled Account representing (i) any amount representing a reimbursement of insurance limitation, because the LIBOR Page is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the administrator of the LIBOR Page or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Page shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii)         after consultation with the Borrower, Loan Assets comprising a material portion of the Loan Assets held by the Borrower currently being executed, or that include language similar to that contained in this definition, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace any applicable LIBOR Yield Rate;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent (in consultation with Lenders) and the Borrower may amend this Agreement to replace such LIBOR Yield Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes and any such amendment shall become effective at (A) in the case of a determination under clause (i) above, 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower or (B) in the case of a determination under clauses (ii) or (iii) above, the latest of (x) 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower and (y) the date agreed to by the Administrative Agent and the Borrower, in each case, unless, prior to such time, Lenders comprising 50% or more of the Aggregate Commitments have delivered to the Administrative Agent written notice that such Lenders do not accept such amendment; provided that, notwithstanding anything to the contrary herein, any amendment based on a determination under clause (ii) above shall become effective no later than the Scheduled Unavailability Date.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Advance shall be suspended, (to the extent of the affected LIBOR Advances or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Advances (to the extent of the affected LIBOR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Advance in the amount specified therein.

Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a First Lien Last Out Loan Asset or a Second Lien Loan Asset, contractually or structurally subordinates such Loan Asset to any obligation (other than any first lien loan which existed at the Cut-Off Date for such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset;

(e)    substitutes, alters or releases a material portion of the Underlying Collateral securing such Loan Asset and such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset; or

(f)    amends, waives, forbears, supplements or otherwise modifies (a) the meaning of “Net Senior Leverage Ratio,” “Net Total Leverage Ratio,” “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Loan Asset or (b) any term or provision of such Loan Agreement referenced in or utilized in the calculation of any financial covenant, including, the “Net Senior Leverage Ratio,” “Net Total Leverage Ratio,” “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in either case, in a manner that, in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset.

“Maximum Facility Amount” means (i) initially $400,000,000 and (ii) on and after the ~~Sixth~~Seventh Amendment Effective Date, the lesser of (x) the Aggregate Commitments and (y) $~~800,000,000~~1,000,000,000, as each such amount may be reduced from time to time pursuant to Section 2.18(b); provided that at any time after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which, in the case of the Borrower, the Borrower or any ERISA Affiliate thereof, or in the case of the Servicer, the Servicer or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Net Senior Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Senior Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Required Loan Documents for each such Loan Asset, and in any case that “Net Senior Leverage Ratio” or such comparable definition is not defined in such Required Loan Documents, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Servicer

“Required Lenders” means, at any time, (a) SMBC, in its capacity as a Lender, and, to the extent SMBC is not a Lender, its successors and assigns who are Affiliates and (b) Lenders that in the aggregate have Commitments representing at least 51% of the Aggregate Commitments of all Lenders; provided that at any time two (2) or more unaffiliated Lenders have Commitments under this Agreement, the Required Lenders must be comprised of at least two (2) unaffiliated Lenders. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a)    (i) other than in the case of a Noteless Loan Asset, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower in blank or to the Collateral Agent (and evidencing an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), and (ii) in the case of a Noteless Loan Asset (x) a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment of such Noteless Loan Asset to the Transferor and from the Transferor to the Borrower and from the Borrower either to the Collateral Agent or in blank, and (y) a copy of the Loan Asset Register with respect to such Noteless Loan Asset, as described in Section 5.03(l)(ii);

(b)    originals or copies of each of the following, to the extent applicable to the related Loan Asset; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Asset Checklist; and

(c)    with respect to any Loan Asset originated by the Transferor and with respect to which the Transferor acts as administrative agent (or in a comparable capacity), either (i)   copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Collateral Agent as total assignee or showing the Obligor, as debtor and the Transferor as secured party and each with evidence of filing thereon, or (ii) copies of any such UCC financing statements certified by the Servicer to be true and complete copies thereof in instances where the original UCC financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Asset Checklist.

“Required Reports” means, collectively, the asset report and the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the Tax returns of the Borrower, the Transferor and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f),

(j)      any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.04(a) of this Agreement;

(k)     the declaration or automatic occurrence of the Facility Maturity Date;

(l)      any other event which has caused, or which would reasonably be expected to cause, a Material Adverse Effect on the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party; or

(m)    Ares shall assign its rights or obligations as “Servicer” hereunder to any Person. 6.01(b).

“Servicer Termination Notice” has the meaning assigned to that term in Section

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (a) 0.50%, (b) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets and Defaulted Loan Assets on the first day and on the last day of the related Remittance Period and (c) the actual number of days in such Remittance Period divided by 360; provided that the rate set forth in clause (a) hereof may be increased up to 0.75% at the discretion of the Administrative Agent in the event that a Replacement Servicer (other than SMBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c).

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) if the Servicer is the originator or an Affiliate thereof, the higher of: (i) in a manner which the Servicer believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Loan Assets, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (b)   if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“Seventh Amendment Effective Date” means December 31, 2019.

(vii)          to pay the Advances Outstanding until paid in full;

(viii)         to any applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio;

(ix)            pari passu to (a) the Collateral Agent, in payment in full of all accrued and unpaid Collateral Agent Expenses, and (b) the Collateral Custodian and the Bank, in payment in full of all accrued and unpaid Collateral Custodian Expenses, to the extent not paid pursuant to Section 2.04(d)(i);

(x)            to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

(xi)            to the Borrower, any remaining amounts.

(e)    Unfunded Exposure Account. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset; provided that, until an Event of Default has occurred, the amount withdrawn to fund such draw request shall not create any Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent and the Bank) in the form of a Disbursement Request, and the Servicer shall instruct the Bank to fund such draw request in accordance with such Disbursement Request. At any time, the Servicer (or, after delivery of Notice of Exclusive Control (as defined in the Control Agreement), the Administrative Agent or the Collateral Agent) may cause any amounts on deposit in the Unfunded Exposure Account which exceed the Unfunded Exposure Amount as of any date of determination to be deposited into the Principal Collection Account as Principal Collections.

(f)    Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.

SECTION 2.05          Instructions to the Bank. All instructions and directions given to the Bank by the Servicer, the Borrower, the Administrative Agent or the Collateral Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Bank by telecopy ~~or~~, e-mail or SWIFT), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04 and Section 5 of the Control Agreement. The Servicer and the Borrower shall promptly transmit to the Administrative Agent by telecopy or e-mail a copy of all of such sale shall be applied as Designated Sale Proceeds to reduce Advances Outstanding in accordance with Section 2.04(b), to the extent such Principal Collections are distributed from the Principal Collection Account on a Payment Date, or Section 2.04(c), to the extent such Principal Collections are distributed from the Principal Collection Account on a date other than a Payment Date; or

(ii)               if the Borrower does not request or requests but does not receive the prior written consent of the Administrative Agent for any such sale, then all of the Principal Collections received by the Borrower from such sale shall be applied as Designated Sale Proceeds to reduce Advances Outstanding in accordance with Section 2.04(b), to the extent such Principal Collections are distributed from the Principal Collection Account on a Payment Date, or Section 2.04(c), to the extent such Principal Collections are distributed from the Principal Collection Account on a date other than a Payment Date.

(d)    Lien Release Dividend. Notwithstanding any provision contained in this Agreement to the contrary, provided no Event of Default has occurred and no Unmatured Event of Default exists, on a Lien Release Dividend Date, the Borrower may dividend to the Transferor a portion of those Loan Assets that were sold by the Transferor to the Borrower, or portions thereof (each, a “Lien Release Dividend”), subject to the following terms and conditions, as certified by the Borrower and the Transferor to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian):

(i)               The Borrower and the Transferor shall have given the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, at least five Business Days’ prior written notice requesting that the Administrative Agent consent to the effectuation of a Lien Release Dividend, in the form of Exhibit I hereto (a “Notice and Request for Consent”), which each such consent shall be given in the sole and absolute discretion of the Administrative Agent;

(ii)               On any Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;

(iii)               No selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of those Loan Assets that will be subject to the proposed Lien Release Dividend;

(iv)               ~~(iii)~~ After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Borrowing Base Deficiency, Event of Default or Unmatured Event of Default shall exist, (B) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Loan Asset remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents and (E) there shall have been no material adverse change as to the Servicer or the Borrower;

(v)               ~~(iv)~~ Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, not Solvent;

(vi)               ~~(v)~~ On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, a list specifying all Loan Assets or portions thereof to be transferred pursuant to such Lien Release Dividend and the Administrative Agent shall have approved the same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;

(vii)               ~~(vi)~~ A portion of a Loan Asset may be transferred pursuant to a Lien Release Dividend; provided that (A) such transfer does not have an adverse effect on the portion of such Loan Asset remaining as a part of the Collateral Portfolio, any other aspect of the Collateral Portfolio, the Lender, the Administrative Agent or any other Secured Party and (B) a new promissory note (other than with respect to a Noteless Loan Asset) for the portion of the Loan Asset remaining as a part of the Collateral Portfolio has been executed, and the original thereof has been endorsed to the Collateral Agent and delivered to the Collateral Custodian;

(viii)               ~~(vii)~~ Each Loan Asset, or portion thereof, as applicable, shall be transferred at a value equal to the Outstanding Balance thereof, exclusive of any accrued and unpaid Interest or Accreted Interest thereon;

(ix)               ~~(viii)~~ The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Administrative Agent;

(x)                 ~~(ix)~~ The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Administrative Agent, the Lender, the Collateral Agent or the Collateral Custodian, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including without limitation Breakage Fees) with respect to the Loan Assets to be transferred pursuant to such Lien Release Dividend and incurred in connection with the transfer of such Loan Assets pursuant to such Lien Release Dividend; and

(xi)               ~~(x)~~ The Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Lender, the Collateral Agent and the Collateral Custodian in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Assets in connection with such Lien Release Dividend).

(iii)               no selection procedures adverse to the interests of the Administrative Agent or the ~~Lender~~Lenders were utilized by the Borrower and the Servicer in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv)               the Borrower shall give three Business Days’ notice of such sale (other than in the case of an Optional Sale), substitution or repurchase;

(v)               the Borrower shall notify the Administrative Agent of any amount to be deposited into the Principal Collection Account in connection with any sale, substitution or repurchase;

(vi)               the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii)               any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(viii)               the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the reasonable legal fees and expenses of the Administrative Agent, the Lender, the Collateral Agent, the Collateral Custodian and the Bank in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or repurchase); and

(ix)               other than in the case of Section 2.07(e) and solely in the event that Ares or an Affiliate is no longer the Servicer and the Facility Maturity Date has not yet occurred, the Borrower shall have consented to such sale or substitution.

(g) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof shall have a right or ability to purchase, the Loan Assets other than (i) as not prohibited by Section 2.07(h) and (ii) in sales on an arms’ length basis and for fair market value or at a price specified herein; provided that (x) the proceeds of such sale shall be deposited into the Principal Collection Account to be disbursed in accordance with Section 2.04, (y) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; and (z) the Administrative Agent shall provide prior written consent to such sale. For the avoidance of doubt, nothing in this clause (g) shall prohibit the Borrower from transferring or distributing its Loan Assets to the holders of its equity or Affiliates, as applicable, in accordance with Sections 2.07(a), (c), (d) or (e) and subject to the limitations, if applicable, of Section 2.07(h).

Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Breakage Fees, to the pro rata reduction of the Advances Outstanding and to the payment of any accrued and unpaid costs and expenses of the Administrative Agent and the Lender related to such prepayment. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable.

(b)        The Borrower may, at its option, terminate this Agreement and the other Transaction Documents or reduce the Maximum Facility Amount, as applicable, upon three Business Days’ prior written notice to the Administrative Agent and the Collateral Agent and only so long as no Event of Default has occurred and no Unmatured Event of Default exists. Subject to the satisfaction of the conditions set forth in the immediately preceding sentence, the Borrower may terminate this Agreement upon indefeasible payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Collateral Agent, the Administrative Agent and the Lender and payment of all other Obligations (other than unmatured contingent obligations) (but without the payment of any prepayment premiums, including the Make-Whole Premium, or prepayment fees).

(c)        Notwithstanding anything to the contrary in Section 2.18(b), no Make- Whole Premium shall be payable by the Borrower in the event that either (x) the Obligations are refinanced by the proceeds of any other financing of the Transferor or any of its Affiliates by any of the Administrative Agent or any of their respective Affiliates or (y) the Administrative Agent or any of their respective Affiliates enters into another credit facility or other financing with the Transferor or any of its Affiliates substantially concurrently with the termination of this Agreement (provided that in either case of clause (x) or clause (y) above, the aggregate commitments of such financing shall equal or exceed the Advances Outstanding on such date, and the Administrative Agent or its respective Affiliates hold at least 51% of the aggregate commitments of such replacement or other financing).

(d)        The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lender to enter into this Agreement.

SECTION 2.19          Extension of Stated Maturity Date and Reinvestment Period.

(a)        The Borrower may, at any time after the first anniversary of the Sixth Amendment Effective Date, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” for an additional period of one year. The Stated Maturity Date may be extended by one year by mutual agreement among the Administrative Agent, the ~~Required~~ Lenders, the Borrower and the Servicer (such extension, the “Initial Stated Maturity Extension”). Following such Initial Stated Maturity Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” (as revised by the Initial Stated Maturity Extension) for an additional period of one year (such extension, the “Second Stated Maturity Extension”). The Stated Maturity Date (as revised by the Initial Stated Maturity Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, ~~SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer)~~the Lenders, the Borrower and the Servicer. The effectiveness of either the Initial Stated Maturity Extension or the Second Stated Maturity Extension shall be conditioned upon the payment of a Stated Maturity Extension Fee (as defined in each Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that ~~SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer)~~any Lender or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date.

(b)    The Borrower may make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” for an additional period of one year. Such date may be extended by one year by mutual agreement among the Administrative Agent, ~~SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer),~~the Lenders, the Borrower and the Servicer (such extension, the “Initial Reinvestment Period Extension”). Following such Initial Reinvestment Period Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” (as revised by the Initial Reinvestment Period Extension) for an additional period of one year. Such date may be extended by one year upon the mutual agreement among the Administrative Agent, ~~SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer)~~the Lenders, the Borrower and the Servicer (such extension, the “Second Reinvestment Period Extension”). The effectiveness of either the Initial Reinvestment Period Extension or the Second Reinvestment Period Extension shall be conditioned upon the payment of a Reinvestment Period Extension Fee (as defined in each Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that ~~SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer)~~any Lender or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (a) of the definition of “Reinvestment Period”.

SECTION 2.20           Collections and Allocations.

(a)     The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business on the second Business Day after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, as well as the amount on deposit in the Unfunded Exposure Account, on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

shall have delivered to the Administrative Agent and the Collateral Agent all documents (or copies thereof) evidencing each such assignment or novation no later than 1:00 p.m. one Business Day prior to the related Advance Date and (B) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 1:00 p.m. one Business Day prior to the related Advance Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Advance Date as to any Loan Assets;

(iii)     the representations and warranties contained in Sections 4.01,4.02 and 4.03 are true and correct in all material respects, and, in the case of any Advance made for the purpose of purchasing Eligible Loan Assets, there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv)    on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance (except with respect to an Advance made as contemplated by Section 2.02(f)), there shall exist no Borrowing Base Deficiency; provided that in the case of an Advance made as contemplated by Section 2.02(f), nothing set forth in this Section 3.02(a)(iv) shall relieve the Borrower of its obligations elsewhere hereunder to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom;

(v)     except with respect to an Advance made as contemplated by Section 2.02(f), no Event of Default has occurred, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance; provided that, in the case of an Advance made as contemplated by Section 2.02(f), nothing set forth in this Section 3.02(a)(v) shall relieve the Borrower of its obligations elsewhere hereunder to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom;

(vi)    no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(vii)   since the ~~Sixth~~Seventh Amendment Effective Date, no material adverse change has occurred in the ability of the Servicer, Transferor or the Borrower to perform its obligations under any Transaction Document;

(f)      no Event of Default has occurred, or would result from such transfer to the Borrower pursuant to the terms of the Purchase and Sale Agreement, and no Unmatured Event of Default exists, or would result from such transfer (other than, with respect to any transfer of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Sections 2.06 or 2.07, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(g)    the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the transfer of each Eligible Loan Asset to the Borrower pursuant to the terms of the Purchase and Sale Agreement to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01          Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the ~~Sixth~~Seventh Amendment Effective Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a)    Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (subject to Section 5.02(q)) and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification. Without limiting the generality of the foregoing and for the avoidance of doubt, all consents or approvals required under the JPM Credit Documents in connection with the execution, delivery or performance by the Borrower of this Agreement and the other Transaction Documents, including, without limitation, for the transfer of the Collateral Portfolio to the Borrower and the pledge of a first priority perfected security interest in such Collateral Portfolio by the Borrower to the Collateral Agent have been obtained.

(b)    Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the necessary power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(ii) Anti-Corruption Laws; Sanctions.

(i)     Neither the Borrower nor any director or officer, employee, or to the knowledge of the Borrower, any agent, Affiliate or representative of the Borrower is, or is directly owned or controlled (or, to the knowledge of the Borrower, indirectly owned or controlled) by any individual or entity that is, (i) currently the subject or target of any Sanctions, (ii) a country, territory, organization, Person or entity named on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant Sanctions authority; (iii) a Person that resides, is organized in, or has a place of business in a country or territory named on such lists, that is a Designated Jurisdiction, which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iv) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (v) a Person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(ii)    The Borrower has conducted its business in material compliance with (x) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions~~.~~ and (y) all laws of any applicable jurisdiction where the Borrower is located or doing business concerning or relating to anti-money laundering and anti-terrorism financing, including the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act.”

(iii)    As of the ~~Sixth~~Seventh Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(jj) Confirmation from Transferor. The Borrower has received in writing from the Transferor confirmation that the Transferor will not cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.

(kk) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, or in any certificate or other document furnished by

Agreement (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv)    all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(v)    with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account;

(vi)    the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vii)    the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(viii)   the Borrower has caused the filing of all appropriate UCC financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by any filing of a UCC financing statement granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;

(ix)    except as otherwise expressly permitted by the terms of this Agreement and other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any UCC financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any UCC financing statement (A) relating to the security interests granted to the Borrower under the Purchase and Sale Agreement, ~~or~~ (B) relating to the closing of a Permitted Securitization contemplated by Section 2.07(c) or (C) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(x)    all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan Asset have been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (v) a Person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(ii) The Servicer has conducted its business in material compliance with (x) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions and (y) all laws of any applicable jurisdiction where the Servicer is located or doing business concerning or relating to anti-money laundering and anti-terrorism financing, including the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act.”

(r)    Environmental. With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened.

(s)    No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(t)    Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a part of the Servicer for Tax purposes.

(u)    Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(v)    Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio which may be transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio, including without limitation the Records, and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (v) take all additional action that the Administrative Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(u)    Liens. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(v)     Other Documents. At any time from time to time upon prior written request of the Administrative Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).

(w)    Compliance with Law. The Borrower shall at all times comply in all material respects with, and ensure that policies and procedures are maintained that are reasonably designed to ensure compliance with, all Applicable Law applicable to Borrower or any of its assets (including without limitation Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(x)     Sanctions. Maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

(y)    Anti-Corruption Laws. ~~Conduct its businesses~~The Borrower shall at all times conduct its business in compliance with, and ensure that policies and procedures are maintained that are reasonably designed to ensure compliance with, (x) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti- corruption legislation in other jurisdictions in which the Borrower is located or doing business~~.~~ and (y) all laws of any applicable jurisdiction in which the Borrower is located or doing business concerning or relating to anti-money laundering and anti-terrorism financing, including the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act.”

(z)     Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP.

(aa) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(bb) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any Lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(cc) Tax Treatment. The Borrower, the Transferor and the Lender shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all Tax forms in a manner consistent therewith.

(dd) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio, including without limitation the Records, and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Administrative Agent, upon the reasonable request by the Administrative Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(f)    Organizational Documents. The Borrower shall not amend, modify, waive or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Administrative Agent.

(g)    Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h)    Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (x) to finance the purchase by the Borrower from the Transferor on a “true sale” basis, of Collateral Portfolio pursuant to the terms of the Purchase and Sale Agreement, (y) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio or (z) to distribute such proceeds to the Transferor (so long as such distribution is permitted pursuant to Section 5.02(m)). For the avoidance of doubt, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, an Affiliate of a Lender.

(i)    Sanctions. Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) for the purpose of funding any unlawful activities or business of or with a Sanctioned Person or in any Designated Jurisdiction, or (b) in any manner that would be prohibited by Sanctions or would otherwise cause a Lender to be in breach of any Sanctions.

(j)    Anti-Corruption Laws. Directly or indirectly use the proceeds of any Advance for any purpose which would breach the provisions of (x) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act ~~of~~ 2010, ~~or~~and other similar applicable anti- corruption legislation in other jurisdictions in which the Borrower or the Servicer is located or doing business~~.~~ and (y) all laws of any applicable jurisdiction in which the Borrower or the Servicer is located or doing business concerning or relating to anti-money laundering and anti- terrorism financing, including the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act.”

(k)    Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio other than with respect to any assets released from the Lien of the Collateral Agent hereunder following (i) a substitution effected in accordance with Section 2.07(a) (so long as a Substitute Eligible Loan Asset has been transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement in connection therewith), (ii) an Optional Sale in connection with a Permitted Refinancing effected in accordance with Section 2.07(c), (iii) a Lien Release Dividend effected in accordance with Section 2.07(d); (iv) a

(r)     Taxable Mortgage Pool Matters. The sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Balance of all Loan Assets.

(s)    Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(q) after compliance with all terms and conditions of this Section 5.02(q) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such UCC financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. Subject to Section 2.16, the Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files from the location thereof on the initial Advance Date, unless the Servicer shall have provided the Administrative Agent with 30 days’ written notice of such move and such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and shall have taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(t)     Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a part of the Servicer for Tax purposes.

(u)    Deposits to Collection Account. The Borrower will not deposit or otherwise credit, or cause to be so deposited or credited, to the Collection Account cash or cash proceeds other than any proceeds realized from Permitted Investments and any Available Collections in respect of the Collateral Portfolio. The Borrower shall take commercially reasonable steps to ensure that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(v)    Unfunded Exposure Amount. The Borrower will not permit the Unfunded Exposure Amount to exceed ~~20~~15% of the Maximum Facility Amount (without taking into account the proviso set forth in the definition thereof).

Section 2.04, any claims of the Servicer against the Borrower in respect of any deferred reimbursement amount or otherwise shall be extinguished and shall not thereafter revive.

SECTION 6.08          Reports to the Administrative Agent; Account Statements; Servicing Information.

(a)    Notice of Borrowing or Conversion. Not later than 1:00 p.m. on the (x) first Business Day or (y) third Business Day, as applicable before (i) the Advance Date or LIBOR Conversion Date, as applicable, for a LIBOR Advance, (ii) the Base Rate Conversion Date for a Base Rate Advance and (iii) each reduction of Advances Outstanding pursuant to Section 2.18 and not later than 1:00 p.m. on the first Business Day before the Advance Date for an Advance pursuant to Section 2.02(b) that is a Base Rate Advance or a One Day Advance, the Borrower (or the Servicer on its behalf) will provide a Notice of Borrowing, a Conversion Notice or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent).

(b)    Servicing Report. (i) Within five (5) Business Days after the end of each calendar month, the Servicer will provide to the Borrower, the Administrative Agent, each Lender and the Collateral Agent a monthly statement including the following information, as of the last Business Day of the preceding calendar month, (A) the current list of Obligors and the Outstanding Balance of each Loan Asset with respect to each such Obligor, (B) the current rating(s) of the Loan Assets by Moody’s or S&P, or both, if applicable, (C) a list of all Defaulted Loan Assets, (D) an accounting of collections with respect to the Loan Assets and the cash balance on deposit in the Collection Account, (E) the aggregate Outstanding Balance of all Loan Assets as of such day, (F) the Advances Outstanding as of such day and (G) the difference between the aggregate Outstanding Balance and the Advances Outstanding as of such day and

(ii)  on each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent and the Collateral Agent, a monthly statement including (A) a Borrowing Base Certificate calculated as of the most recent Determination Date, (B) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth (x) updated on a quarterly basis, covenant compliance for each such Loan Asset for the most recently ended relevant test period for such Loan Asset in the related Loan Agreement based on information received by the Servicer, (y) whether or not each such Loan Asset shall have become subject to a material amendment, restatement, supplement, waiver or other modification and whether such amendment, restatement, supplement, waiver or other modification is a Material Modification and (z) the Fair Market Value and/or (if applicable) the purchase price of each such Loan Asset paid by the Servicer, (C) all scheduled and unscheduled repayments with respect to any Loan Assets during the related calendar month and (D) amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement set forth in this clause (ii), a “Servicing Report”), with respect to the related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit J.

(c)    Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit K (a “Servicer’s Certificate”), signed by a Responsible

Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred and, in the event that an Event of Default or Unmatured Event of Default has occurred, shall set forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(d)    Financial Statements. The Servicer will submit to the Administrative Agent, each Lender and the Collateral Agent, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing March 31, 2012, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2011, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year. The Servicer shall be deemed to have satisfied the requirements of this Section 6.08(d) if the reports, documents and information of the types otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission.

(e)    Tax Returns. Upon demand of the Administrative Agent, the Servicer shall deliver promptly to the Administrative Agent, each Lender and the Collateral Agent true, correct and complete copies of all federal, state and local Tax returns and reports filed by the Borrower, the Transferor and the Servicer, or in which the Borrower, the Transferor or Servicer was included on a consolidated or combined basis (excluding sales, use and similar Taxes).

(f)    Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent and the Collateral Agent, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to the Borrower and/or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 10 days after Servicer’s or Borrower’s receipt thereof, (ii) a quarterly update to the “tear sheet” prepared by the Servicer with respect to such Obligor and with respect to each Loan Asset for such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within 90 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal year. The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.

(g)    Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent and the Collateral Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other

Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii)    The Administrative Agent may direct the Collateral Agent to take any action incidental to its express duties hereunder. With respect to actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent to any incidental action hereunder and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)    Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Facility Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(iv)    The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Collateral ~~Custodian~~Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral ~~Custodian~~Agent. The Borrower hereby agrees that it shall provide the Collateral ~~Custodian~~Agent with such information as it may reasonably request including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Collateral ~~Custodian~~Agent to identify and verify the Borrower’s identity such as organizational signed by the Required Lenders, the Administrative Agent, the Servicer and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender without the written consent of such Lender;

(b)    other than any modifications contemplated by Section 11.01(a) or (c), modify the definition of “Reinvestment Period” or “Stated Maturity Date” without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments;

(c)    ~~(b)~~ postpone any date fixed by this Agreement or any other Transaction Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Transaction Document without the written consent of each Lender directly affected thereby;

(d)    ~~(c)~~ reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Transaction Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the ~~Interest~~Base Rate, Prime Rate, or LIBOR Yield Rate that would result in a reduction of any interest rate on any ~~Loan~~Advance or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that this clause (~~c~~d) shall not apply in the case of an amendment to adopt a Successor Rate;

(e)    ~~(d)~~ change any provision in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    ~~(e)~~ change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)    modify any provision of Section 2.04(a), (b), (c) or (d) that would have the effect of modifying the order of priority of payments without the written consent of each Lender, or modify any other provision of Section 2.04(a), (b), (c) or (d) without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments, and in each case is directly and adversely affected by such modification;

(h)    modify the definition of “Adjusted Borrowing Value,” “Applicable Percentage,” “Borrowing Base,” “Concentration Limits” or “Excess Concentration Amount,” or modify any defined term that comprises a component of any of the above definitions, in each case which would have the effect of materially increasing the Borrowing Base without the written consent of each Lender; provided that any modification to the definition of “Applicable Percentage” requires the consent of all Lenders;

(i)    modify Schedule III hereto in a manner that would have the effect of materially increasing the Borrowing Base without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments;

(j)    except to the extent otherwise expressly permitted or contemplated by the provisions of this Agreement or the applicable Transaction Documents, modify any provisions of this Agreement in order to release all or substantially all of the Collateral Portfolio, without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments;

(k)    materially modify any obligations of the Borrower to furnish any report required by the provisions of Section 6.08 or to materially modify the contents of any such report, without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments; or

(l)    modify the definition of “Waterfall Coverage Ratio Test” without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments;

and, provided, further, that (i) no amendment, waiver or consent shall amend, modify or waive any provision adversely affecting the rights, obligations or duties of the Collateral Custodian, the Collateral Agent or the Bank, in each case without the prior written consent of the Collateral Custodian, the Collateral Agent or the Bank, as applicable, (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and

(iii)    notwithstanding the foregoing, the Aggregate Commitments may be increased up to an amount equal to $~~800,000,000~~1,000,000,000 with only the consent of the Borrower, the Administrative Agent and each Lender whose Commitment is being increased. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that

(x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately and materially adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

and, provided, further, that any amendment, modification or waiver to correct any inconsistency or cure any ambiguity or error in this Agreement may be entered into with the written consent of only the Borrower, the Servicer and the Administrative Agent.;

and, provided, further, that the Borrower (or the Servicer on its behalf) will provide notice to the Collateral Custodian of the effectiveness of each amendment, waiver, and consent; provided,

however, that failure to provide such notice to the Collateral Custodian shall not affect the effectiveness of such amendment, waiver, or consent.

SECTION 11.02           Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto:

If to the Borrower:

Ares Capital JB Funding LLC

245 Park Avenue, 44th Floor

New York, New York 10167

Attention: General Counsel and Chief Financial Officer

Facsimile No.: (212) 750-1777

Confirmation No.: (212) 750-7300

and in each case:

Ares Capital JB Funding LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Chief Accounting Officer

Facsimile No.: (310) 201-4197

Confirmation No.: (310) 201-4205

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Dominic Yoong

Facsimile No.: (213) 891-8763

If to the Servicer:

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, New York 10167

Attention: General Counsel and Chief Financial Officer

Facsimile No.: (212) 750-1777

Confirmation No.: (212) 750-7300

If to the Administrative Agent:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Claire Kowalski

Facsimile No.: (212) 224-4397

If to the Lender hereunder as of the Closing Date:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Claire Kowalski

Facsimile No.: (212) 224-4397

If to any assignee of the Lender which becomes a party to this Agreement through the execution of an Assignment and Acceptance and Joinder Supplement after the Closing Date;

To the address of such assignee of the Lender as set forth in the Assignment and Acceptance and Joinder Supplement executed by such assignee of the Lender

If to the Collateral Agent:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Claire Kowalski

Facsimile No.: (212) 224-4397

If to the Bank:

U.S. Bank National Association

Corporate Trust Services

One Federal Street, Third Floor

Boston, Massachusetts 02110

Reference: CDO Unit – Ares Capital JB Funding LLC

Attention: ~~John Leurini~~James Byrnes

~~Facsimile No: (866) 489-9502~~

Email: aresmgmt@usbank.com and ~~john.leurini~~james.byrnes@usbank.com

If to the Collateral Custodian:

U.S. Bank National Association

as the Collateral Custodian

1719 Range Way

Florence, SC 29501

Attention: Steve Garrett

Facsimile No.: 843-673-0162

with a copy to:

U.S. Bank National Association

Corporate Trust Services

One Federal Street, Third Floor

Boston, Massachusetts 02110

Reference: CDO Unit – Ares Capital JB Funding LLC

Attention: ~~John Leurini~~James Byrnes

~~Facsimile No: (866) 489-9502~~

Email: aresmgmt@usbank.com and ~~john.leurini~~james.byrnes@usbank.com

Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

SECTION 11.03           No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04          Binding Effect; Assignability; Multiple Lenders.

(a)     This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Lender, the Collateral Agent, the Collateral Custodian, the Bank and their respective successors and permitted assigns. The Lender and its respective successors and assigns may assign, syndicate, or grant a security interest or sell a participation interest in, (i) this Agreement and the Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) or any Variable Funding Note (or any portion thereof) to any Person other than the Borrower or an Affiliate thereof; provided that, (x) so long as no Event of Default has occurred, unless the Borrower shall otherwise consent in its sole discretion, the Lender may only assign, syndicate, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate who is not an Ares Competitor and (y) after an Event of Default has occurred, the Lender may assign its rights and obligations hereunder to any Person or Persons who are not an Ares Competitor. Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed assignment and acceptance substantially in the form of Exhibit M hereto (an “Assignment and Acceptance”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and record in its books and records such agreement or document as may be satisfactory to such parties. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written

ANNEX A

Commitments

Lender	Commitment
Sumitomo Mitsui Banking Corporation	$500,000,000
Citizes Bank, N.A.	$150,000,000
Aggregate Commitments:	$650,000,000

Ares Capital JB Funding LLC

Loan and Servicing Agreement